(BW)(ADDINGTON-RESOURCES)(ADDR)(CNDGF)(CNP) Addington Resources,
Inc., announces extension of due diligence period for possible sale of gold mining operations

     Business Editors

     ASHLAND, KY. (August 2, 1995)--Addington Resources, Inc. (NASDAQ National Market: ADDR) today reported that its subsidiary, Addington Holding, Inc., has agreed to extend the period for Cornucopia Resources Ltd. to conduct its due diligence investigation under the previously announced letter of intent regarding the possible purchase of Addington's mining subsidiary, Addwest Minerals, Inc.

     Addington has extended the due diligence period from July 31, 1995 until August 31, 1995. If certain exploratory drilling and development at its Gold Road Mine in Arizona are not completed by August 29, 1995, the due diligence period is extended until September 15, 1995.

     Under the previously announced letter of intent, the terms include payment to Addington of approximately $7 million in cash (subject to a working capital adjustment; as of June 30, 1995, Addwest had negative working capital of approximately $3,700,000), the issuance of 6 million restricted shares of Cornucopia's common stock, the assumption of all obligations under the Addwest gold loan agreement with N.M. Rothschild & Sons Ltd. in an amount equal to approximately $9,330,000, and payment to Addington of up to $6 million in the form of a 5 percent net smelter royalty interest on Addwest's Alaskan properties. The net smelter royalty may be converted by either party into an Addington right to receive additional shares of Cornucopia common stock upon certain terms and conditions.

     As of June 30, 1995, Addington had invested approximately $24,600,000 in the projects to be sold, including amounts drawn under the Rothschild loan and approximately $537,000 of other obligations to be assumed by Cornucopia. The letter of intent provides that Addwest will have no continuing liabilities at the closing, except for the Rothschild loan and ongoing commitments under existing property/lease agreements.


     Completion of the transaction is conditioned upon, among other items, negotiation and execution of a definitive purchase agreement, approval by the shareholders of Cornucopia, successful completion by Cornucopia of its due diligence investigation, and the receipt of necessary regulatory approvals and consents on terms acceptable to the parties, including a release of the guarantee by Addington Resources of obligations under the Rothschild gold loan agreement. Cornucopia has stated that it intends to fund the purchase of Addwest through an equity offering.

     Assuming the satisfactory completion of Cornucopia's due diligence, closing is targeted for mid-October 1995, or as soon thereafter as all necessary regulatory approvals are obtained.

     Addington Resources, Inc., trades on the NASDAQ National Market System under the symbol ADDR. The company is involved in waste management operations as well as mining, mining technology and mining services. Cornucopia Resources Ltd. trades on the Toronto Stock Exchange under the symbol CNP and on the NASDAQ SmallCap Market under the symbol CNPGF. Cornucopia is involved in the development of gold mining operations.


            CONTACT: Addington Resources Inc., Ashland
                  Kirby J. Taylor, 606/928-3433